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                                                                   EXHIBIT 10.41

December 6, 2004

John K.P. Stone, III
2931 NE 23rd Street
Pompano Beach, Fl 33062

      Re: Amendment to Retirement Agreement

Dear Nick:

      This letter shall serve as an amendment to the October 20, 2004 Retirement Agreement ("Agreement") between you and PolyMedica Corporation (the "Company") pursuant to Section 13.2 of the Agreement.

      As you know, in Section 3.4 of the Agreement, the Company agreed to maintain or reimburse you for the cost of maintaining life insurance in the amount of $571,000 for a period of eighteen (18) months commencing after the Retirement Date or until you become employed and are offered comparable life insurance coverage by a new employer, whichever occurs first. As we have discussed, the Company is unable to purchase a new life insurance policy to provide you with the required coverage due to your prior medical history. Moreover, it has been determined that the cost to convert your current Company-sponsored life insurance policy in the amount of $571,000 would be exorbitant. As a consequence, as an alternative, the Company has offered to pay or reimburse you for the premium cost of your current life insurance policy with Allmerica Financial Corporation in the amount of $400,000 and to do so for a total of twenty-four months following your Retirement Date, and you have accepted that offer.

      As such, Section 3.4 of the Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:

      3.4 LIFE INSURANCE. For a period of 24 months after the Retirement Date or until Executive becomes employed and is offered comparable life insurance coverage by a new employer, whichever occurs first, the Company shall pay directly or reimburse Executive for the premium cost of maintaining the Executive's current life insurance policy issued by Allmerica Financial Corporation on the life of Executive in the amount of $400,000. Executive shall be obligated to give the Company prompt notice of any full-time subsequent employment offering comparable life insurance coverage, and at that time the Company's obligations under this Section 3.4, if any, shall cease to the extent of such comparable coverage.

CORPORATE OFFICE:
PolyMedica Corporation
11 State Street                                                Tel. 781-933-2020
Woburn, Massachusetts 01801                                    Fax. 781-938-6950

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           If the foregoing is acceptable to you, please indicate your agreement by signing a copy of this letter and returning it to the undersigned.

                                          Very truly yours,

                                          /s/ Fred H. Croninger, III
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                                          Fred H. Croninger, III
                                          Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ John K.P. Stone, III
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John K.P. Stone, III

December 6, 2004
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Date